Exhibit 10.5

GUARANTY

The undersigned, deCODE Genetics, Inc. and MediChem Life Sciences, Inc. (collectively “Guarantor”), to induce Woodridge Holdings LLC (“Landlord”) to execute that certain Lease Agreement between Landlord and deCODE Chemistry, Inc. (“Tenant”) dated as of June 8, 2007 (the “Lease”) and as a material consideration and inducement therefore (recognizing that without execution of this guaranty, Landlord would not be wiling to enter into or make the Lease with Tenant and recognizing that since Tenant is affliated with Guarantor, the Lease is of direct benefit to Guarantor) hereby unconditionally guarantees the performance and observance by Tenant of all the obligations, covenants and agreements provided in the Lease, as same may be amended from time to time, to be performed or observed by Tenant during the term of the Lease (including specifically and without limiting the generality of the foregoing, payment by Tenant of all rent and other amounts which may be or become due from Tenant under the Lease).

This Guaranty is an absolute and unconditional Guaranty of payment and performance. It shall be enforceable against the Guarantor without the necessity for any suit or proceedings on the Landlord’s part of any kind or nature whatsoever against the Tenant and without the necessity of any notice of non-payment, non-performance or non-observance or of any notice of acceptance of this Guaranty or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which the Guarantor hereby expressly waives. The Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in no manner be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by the Landlord against the Tenant of any of the rights or remedies reserved to the Landlord pursuant to the provisions of the Lease.

This Guaranty shall be a continuing Guaranty, and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, renewal, modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease, or the reason of any extension of time that may be granted by the Landlord to the Tenant or by reason of any dealings or transactions or matter or thing occurring between the Landlord and the Tenant whether or not notice thereof is given to the Guarantor. Furthermore, this Guaranty shall not be revoked by the banptcy or insolvency of the Tenant.

All of the Landlord’s rights and remedies under the Lease and under this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others.

This Guaranty shall inure to the benefit of the Landlord, its successors and assigns and shall be binding on the successors and assigns of the Guarantor. If there is more than one guarantor included within the definition of Guarantor as that term is used herein, all obligations and terms imposed upon Guarantor by this guaranty agreement shall be joint and several as to all of such guarantors. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Ilinois.

Dated: June 8, 2007.	GUARANTOR:

deCODE Genetics, Inc.,

	By:	/s/ Lance Thibault
	Title:	CFO and Treasurer

MediChem Life Sciences, Inc.

	By:	/s/ Chris Tauer
	Title:	US Controller